                           [ERNST & YOUNG LETTERHEAD]


                                                          EXHIBIT 16 TO FORM 8-K



June 15, 1999



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4. of Form 8-K dated June 7, 1999 of Reading Entertainment, Inc. and are in agreement with the statements contained in the first two sentences and the fourth sentence of paragraph one on page 1., the statements contained in paragraph two on page 1., the statements contained in paragraph three on pages 1. and 2., and with paragraph one on page 2.

To avoid any potential confusion that could arise from the manner in which the Company phrased the disclosure in paragraph three on pages 1. and 2., we have been informed by management of the Company that it intended to convey that there were no "reportable events" as that term is defined in Item 304(a)(i)(v) of Regulation S-K, and we agree therewith.

We have no basis upon which to agree or disagree with the statements made in the third sentence of paragraph one on page 1. or in paragraph two on page 2.



                                    /s/ Ernst & Young LLP